Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2007 Equity Incentive Plan of Hatteras Financial Corp. of our report dated February 19, 2008, with respect to the financial statements of Hatteras Financial Corp. for the period from September 19, 2007 to December 31, 2007 included in the Company’s Registration Statement on Form S-11 filed by the Company on February 20, 2008.

/s/ Ernst & Young LLP

Greensboro, North Carolina

April 30, 2008